EXHIBIT 10.2

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to the Original Agreement (as defined below) is entered into as of this 9th day of September, 2013, by and between Far East Energy Corporation, a Nevada corporation (the “Company”), and Jennifer Hance Whitley (“Employee”).

WHEREAS, the Company and Employee entered into that certain Amended and Restated Employment Agreement, effective as of May 20, 2013 (the “Original Agreement”); and

WHEREAS, the Company and Employee desire to amend the Original Agreement on the terms herein provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Capitalized terms used in this Amendment that are not defined herein shall have the meanings ascribed to such terms by the Original Agreement.

ARTICLE II

Amendments

Section 2.01. Section 3. The second sentence of Section 3 of the Original Agreement shall be amended and restated in its entirety to read as follows:

"In addition to the Base Salary, during the Term, Employee shall be eligible to receive an annual discretionary performance cash bonus targeted at forty-five percent (45%) of Employee's Base Salary, with the amount and the performance criteria to be established by the Compensation Committee of Company (the 'Compensation Committee') (or the Board of Directors of Company (the 'Board'), at such times as Company does not have a Compensation Committee) (each a 'Bonus')."

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Section 2.02. Section 7. Clause (i) of Section 7(c) of the Original Agreement shall be amended and restated in its entirety to read as follows:

"(i)          then Employee shall be entitled to a lump sum payment in an amount equal to one-hundred percent (100%) of the sum of Base Salary and Bonus paid to Employee and/or which Employee was determined by the Compensation Committee to have earned or been entitled (regardless of whether paid) during the immediately preceding twelve-month period ending on the date she experiences a 'Separation from Service' (as defined in Code Section 409A); provided that, notwithstanding the foregoing, if Employee experiences a Separation from Service without Cause or for Good Reason on or within 24 months after a Change of Control (as defined below), then Company shall pay Employee a lump sum payment in an amount equal to two hundred percent (200%) of the sum of the Base Salary and Bonus paid to Employee and/or which Employee was determined by the Compensation Committee to have earned or been entitled (regardless of whether paid) during the immediately preceding twelve-month period ending on the date she experiences a Separation from Service;"

Section 2.03. Section 7. Clauses (i), (ii) and (iii) of Section 7(e) of the Original Agreement shall be amended and restated in their entirety to read as follows:

"(i)          the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act')) (a 'Person') of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-nine percent (39%) or more of the combined voting power of the then-outstanding voting securities of Company entitled to vote generally in the election of directors (the 'Outstanding Company Voting Securities'); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any corporation controlled by Company, (B) any acquisition by Employee, by any group of persons consisting of relatives within the second degree of consanguinity or affinity of Employee or by any affiliate of Employee or (C) any acquisition by an entity pursuant to a reorganization, merger or consolidation, unless such reorganization, merger or consolidation constitutes a Change of Control under clause (ii) of this Section 7(e);

(ii)         the consummation of a reorganization, merger or consolidation, unless following such reorganization, merger or consolidation more than sixty-one percent (61%) of the combined voting power of the then-outstanding voting securities of the entity resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation;

(iii)        the (A) approval by the stockholders of Company of a complete liquidation or dissolution of Company or (B) sale or other disposition (in one transaction or a series of related transactions) of thirty-nine percent (39%) or more of all of the assets of Company and its subsidiaries on a consolidated basis, unless the successor entity existing immediately after such sale or disposition is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or disposition;"

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ARTICLE III

Miscellaneous

Section 3.01. Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Original Agreement. Except as expressly modified and superseded by this Amendment, the Company and Employee each hereby (a) ratifies and confirms the Original Agreement, (b) agrees that the same shall continue in full force and effect, and (c) agrees that the same is the legal, valid and binding obligation of the Company and Employee, enforceable against the Company and Employee in accordance with its terms.

Section 3.02. Severability. If, for any reason, any provision of this Amendment is held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment not held so invalid, illegal or unenforceable, and each such other provision shall, to the fullest extent consistent with law, continue in full force and effect. In addition, if any provision of this Amendment shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Amendment, shall, to the fullest extent consistent with law, continue in full force and effect. If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

Section 3.03. Headings. The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Amendment.

Section 3.04. Governing Law. This Amendment has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement, and all disputes and controversies in connection therewith, shall be governed by the laws of the State of Texas, without giving effect to any principles of conflicts of law that would apply any other law.

Section 3.05. Withholding. All amounts paid pursuant to the Original Agreement and this Amendment shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

Section 3.06. Counterparts. This Amendment may be executed in counterparts, each of which, when taken together, shall constitute one original agreement.

Section 3.07. Waiver. No term or condition of the Original Agreement or this Amendment shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Amendment or the Original Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

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Section 3.08. Entire Agreement. The Original Agreement and this Amendment, together, contain the entire understanding between the parties hereto regarding this subject, except that this Amendment shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided and not expressly provided for in the Original Agreement or this Amendment.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer or director to execute and attest to this Amendment, and Employee has placed this signature hereon, effective as of the date set forth above.

COMPANY:

FAR EAST ENERGY CORPORATION

By:	/s/ Michael R. McElwrath
Name:	Michael R. McElwrath
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Jennifer Hance Whitley
Jennifer Hance Whitley

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